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Exhibit 99.1

For Immediate Release

Reebok Media Contact:	Denise Kaigler	Reebok Investor Contact:	Neil Kerman
	(781) 401-7869		(781) 401-7152

REEBOK INTERNATIONAL LTD. TO SELL
$300 MILLION OF CONVERTIBLE DEBENTURES

        Canton, MA (April 26, 2004)—Reebok International Ltd. (NYSE:RBK) announced today that it intends, subject to market and other conditions, to sell through a private offering up to $300 million of convertible debentures due 2024. The company will grant to the initial purchasers an option to purchase up to an additional $50 million of convertible debentures.

        The company intends to use the net proceeds from this offering for general corporate purposes, which may include refinancing existing indebtedness (including the outstanding 4.25% Convertible Debentures due 2021), repurchasing shares of its common stock, financing acquisitions (including our proposed acquisition of The Hockey Company Holdings Inc.) and other general corporate purposes.

        The company currently intends to redeem the $250 million outstanding principal amount of its 4.25% convertible debentures due 2021, subject to completion of this offering and market conditions.

        The convertible debentures will be senior unsecured obligations of the company and will be convertible into Reebok common stock under certain conditions at an initial conversion price representing a to-be-determined premium to the current market price. It is expected that the convertible debentures will be interest bearing at a rate to be determined. The interest rate and other terms will be provided upon pricing of such convertible debentures. As a result of the restricted convertibility feature of the debentures, the common stock issuable upon conversion of the debentures would not be included in Reebok's fully diluted shares until the occurrence of specified future events.

        This offering will be made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and to persons in off-shore transactions in reliance on Regulation S. The convertible debentures and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

        Reebok's statements in this press release that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Reebok's intention to raise proceeds through the offering and sale of convertible debentures, the intended use of proceeds, the anticipated terms of such debentures, the intended call for redemption of the 2021 debentures and the accounting treatment of the debentures. There can be no assurance that Reebok will complete the offering on the anticipated terms or at all. Reebok's ability to complete the offering will depend, among other things, on market conditions. In addition, Reebok's exclusion of shares issuable upon conversion of the debentures from fully diluted shares is based on current accounting guidance which could change in the future. Reebok's ability to complete this offering and Reebok's business are subject to the risks described in its filings with the Securities and Exchange Commission.

        Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.

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Exhibit 99.1